EXHIBIT 23.2
CONSENT OF GARBUTT & ELLIOTT, LTD.

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement of Portec Rail Products, Inc. on Form S-8 (Commission File No. 000-50543) of our report dated March 14, 2008, on our audit of the consolidated financial statements of Portec Rail Products (UK) Limited as of December 31, 2007 and 2006, and for the years then ended, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 14, 2008, on our audit of the internal control over financial reporting of Portec Rail Products, Inc. as of December 31, 2007and 2006, which report is included in this Annual Report on Form 10-K.
/s/ Garbutt & Elliott Limited
Garbutt & Elliott Limited
York
United Kingdom
March 14, 2008